ProPhase Labs rejects non-binding proposal

to be acquired for $1.40 per share from Matrixx Initiatives

Matrixx Initiatives Purchases An Option To Acquire 1,453,427 Shares

Of Stock From Shareholder

DOYLESTOWN, PENNSYLVANIA, September 17, 2012 —ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) announced today that it previously received an unsolicited, non-binding proposal from Matrixx Initiatives, Inc. (“Matrixx”) to acquire the Company for $1.40 per share in cash, subject to further due diligence by Matrixx. Matrixx is the owner of the Zicam® brand of cold and allergy products and is a direct competitor to ProPhase’s Cold-EEZE® Cold Remedy product line. Matrixx is controlled by H.I.G. Bayside Debt & LBO Fund II L.P., a private equity investment fund.

ProPhase first received a non-binding proposal to be acquired by a to-be-formed affiliate of Matrixx in a letter dated May 29, 2012. This proposal was unanimously rejected by the Company’s Board of Directors. Matrixx then repeated its non-binding proposal on the same terms in a letter to ProPhase dated September 6, 2012. Matrixx repeated the identical non-binding proposal in a September 14, 2012 letter. The Matrixx September 14 letter is attached to the report on Schedule 13D filed by Matrixx late on September 14.

On September 4, 2012, Matrixx purchased for $200,000 a three year option to acquire 1,453,427 shares of the Company’s common stock for $1.40 per share from Guy J. Quigley, ProPhase’s former Chairman and Chief Executive Officer. Matrixx also acquired from Mr. Quigley a voting proxy to vote the shares subject to the option. The Company learned of Matrixx’s transactions with Mr. Quigley through the filing by Mr. Quigley of reports on Form 4 and Schedule 13 D filed with the SEC.

In response to the May 29th proposal from Matrixx, the Company engaged independent financial advisors. At a meeting of the Board of Directors held on June 28, 2012, the Company’s Board of Directors, after careful consideration and consultation with its advisors, unanimously voted to reject the Matrixx proposal. Among other things, the Board unanimously determined, among other things, that:

•	The non-binding Matrixx proposal undervalues ProPhase’s current business and future prospects.

•	The Matrixx proposal does not adequately reflect the true value of ProPhase’s unique market position, business opportunities and new product launches. The Board believes that the Company’s recent and potential future revenue growth will result in superior value to that offered by Matrixx in a sale transaction.

•	The Matrixx proposal is conditioned upon Matrixx being permitted access to non-public and confidential ProPhase information. Even if Matrixx were to sign a confidentiality agreement, there is undue risk to ProPhase in disclosing confidential information to one of its largest and most aggressive competitors.

•	The interests of ProPhase’s stockholders will be best served by the Company continuing to pursue its independent strategic plan. The Company has made substantial investments in its Cold-EEZE® brand and believes that shareholders should be given the opportunity to realize a return on these investments.

Ted Karkus, Chairman and Chief Executive Officer of the Company stated:

“It is the current shareholders of ProPhase, not the private equity owners of one of our primary competitors, who should benefit from the future potential created by our current strategies.

We have successfully implemented a business and marketing strategy designed to deliver superior results to our stockholders over the long term. First, we preserved the Cold-EEZE® brand, then we repositioned the brand, and now we are successfully growing and leveraging the brand. As we have consistently explained to our shareholders, it remains our view that by investing in our Cold-EEZE® brand, we are building our distribution platform and pipeline, which has led to securing increased shelf space with our retailers for the upcoming cold season, and which has provided us with the opportunity to introduce new and improved products, including the national launch of Cold-EEZE® Oral Spray and Cold-EEZE® Daytime/Nighttime QuickMelts® for the upcoming cold season.”

Mr. Karkus added:

“During 2011 and 2012, our revenues have been increasing while at the same time, based on available industry data, many competing cough/cold products in our category are experiencing notable declines in year over year sales.  Therefore, we are not surprised, and in fact flattered, that our most significant cough/cold competitor recognizes our success to date, intrinsic value and future potential that current management has created, by suggesting that they acquire ProPhase.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® zinc gluconate lozenges are clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE® customers include leading national retailers, chain food, drug and mass merchandise stores, wholesalers and distributors, as well as independent pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”). Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds. Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Information

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Press Only Contact

Jenny Miranda

5W Public Relations

Tel: (212) 584-4295

jmiranda@5wpr.com

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(215) 345-0919 x 0